Exhibit 10.1

Norfolk Southern Corporation
Optional Executive Physical Examination Program
Effective July 26, 2019, the Board of Directors of Norfolk Southern Corporation revised the existing optional executive physical examination program to include executives employed at the level of senior vice president and above. The physical examinations may be performed by a physician and/or facility selected at the executive’s sole discretion, and executives will continue to be reimbursed for up to $10,000 per year for such examinations.